CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
2.200% InterNotes® Due February 15, 2019	$5,156,000	$664.09
3.250% InterNotes® Due February 15, 2021	$4,452,000	$573.42
3.950% InterNotes® Due February 15, 2024	$5,596,000	$720.76

								Filed under 424(b)(2), Registration Statement No. 333-186728
				Pricing Supplement No 158 - Dated Monday, February 24, 2014 (To: Prospectus Dated February 19, 2013, and Prospectus Supplement Dated February 19, 2013)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LVT7	$5,156,000.00	100%	1.250%	$5,091,550.00	2.200%	Semi- Annual	02/15/2019	08/15/2014	$10.27	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 02/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LVU4	$4,452,000.00	100%	1.450%	$4,387,446.00	3.250%	Semi- Annual	02/15/2021	08/15/2014	$15.17	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 02/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LVV2	$5,596,000.00	100%	1.800%	$5,495,272.00	3.950%	Semi- Annual	02/15/2024	08/15/2014	$18.43	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 02/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 02/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland, Michigan 48674

Trade Date: Monday, February 24, 2014 @ 12:00

PM ET Settle Date: Thursday, February 27, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry

only DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus),
principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from,
and after, the maturity date or interest payment date.

Legal Matters:

In the opinion of Kenneth Hemler, Senior Counsel, of The
Dow Chemical Company (the “Company”), the notes offered
by this pricing supplement have been duly authorized, and
when executed and issued by the Company, authenticated by
the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal,
valid and binding obligations of the Company enforceable
against the Company in accordance with their terms and
entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other
laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the
State of New York and the General Corporation Law of the
State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and
qualifications stated in the letter of such counsel dated
February 17, 2014, filed in the Company’s Current Report on
Form 8-K dated February 18, 2014 and incorporated by
reference as Exhibit 5.1 to the Company’s registration
statement on Form S-3 ASR (No.: 333-186728). Capitalized
terms used in this paragraph without definition have the
meanings ascribed to them in the accompanying Prospectus
Supplement.

InterNotes® is a registered trademark of Incapital
Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes